Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated Stock Option Plan, 2010 Incentive Plan, and 2010 Employee Stock Purchase Plan each of Tornier N.V. of our report dated April 9, 2010, except for Note 22 as to which the date is January 28, 2011, included in Amendment No. 12 to the Registration Statement (Form S-1 No. 333-167370) and related  Prospectus of Tornier N.V. (formerly known as Tornier B.V.) for the registration of its ordinary shares.

/s/Ernst & Young LLP

Minneapolis, MN
March 1, 2011